    As filed with the Securities and Exchange Commission on August 24, 2001
                                                     Registration No. 333-91621

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        General Growth Properties, Inc.
            (Exact name of registrant as specified in its charter)

                  Delaware                                     42-1283895
       (State or other jurisdiction of                      (I.R.S. Employer
       incorporation or organization)                      Identification No.)

                            110 North Wacker Drive
                            Chicago, Illinois 60606
                                (312) 960-5000
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              Mr. John Bucksbaum
                            Chief Executive Officer
                        General Growth Properties, Inc.
                            110 North Wacker Drive
                            Chicago, Illinois 60606
                                (312) 960-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with copies to:

                          Marshall E. Eisenberg, Esq.
                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street
                            Chicago, Illinois 60602
                                (312) 269-8000

   Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as possible after the Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [X]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

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

PROSPECTUS

                        General Growth Properties, Inc.

                        Dividend Reinvestment And Stock
                                 Purchase Plan

                                 Common Stock
                          (par value $.10 per share)

   General Growth Properties, Inc., a Delaware corporation, is a self-administered, self-managed real estate investment trust ("REIT") that owns, operates, manages, leases, acquires, develops and finances regional mall shopping centers in major and middle markets throughout the United States. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to record holders of common stock, as well as to other interested investors. The Dividend Reinvestment and Stock Purchase Plan provides a simple, convenient and low-cost means of investing in our common stock.

                                PLAN HIGHLIGHTS

  . You may participate in the Plan if you currently own shares of our common stock. If you do not own any common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with a minimum initial investment of $200.

  . Once you are enrolled in the Plan, you may buy additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest all or a minimum portion of the dividends on your shares of our common stock.

  . Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $50 to $50,000 per month. In certain instances, however, we may permit greater optional cash investments.

   Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

   There are certain risk factors to be considered in connection with investment in our common stock. See "RISK FACTORS" on page 30 for information about these risks.

   Our common stock is traded on the NYSE under the ticker symbol "GGP." The closing price of our common stock on July 31, 2001 was $36.11 per share.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August 24, 2001.

   You should rely only on information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                               Table of Contents

Where You Can Find More Information.......................................   3
Incorporation of Certain Documents by Reference...........................   3
The Company...............................................................   4
Use of Proceeds...........................................................   5
Capital Stock.............................................................   5
Summary of the Plan.......................................................  10
Terms and Conditions of the Plan..........................................  12
Plan of Distribution......................................................  29
Risk Factors..............................................................  30
Legal Matters.............................................................  36
Experts...................................................................  36
Exhibit A--Plan Service Fees Schedule..................................... A-1
Exhibit B--Calendar of Expected Events--Optional Cash Investments of
Greater than $50,000...................................................... B-1

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov or our web site at http://www.generalgrowth.com.

                Incorporation of Certain Documents by Reference

   We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following documents:

     1. Our Annual Report on Form 10-K for the year ended December 31, 2000.

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31,
  2001.

     3. Our Quarterly Report on Form 10-Q for the quarter ended June 30,
  2001.

     4. Our Current Report on Form 8-K dated March 29, 2001, as amended by our Current Report on Form 8-K/A dated March 29, 2001.

     5. Our Current Report on Form 8-K dated July 12, 2001.

     6. The portions of our Proxy Statement for our 2001 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

     7. The description of our 7.25% Preferred Income Equity Redeemable Stock, Series A, par value $100 per share ("PIERS"), contained in our Registration Statement on Form 8-A which was filed with the Commission on June 5, 1998, pursuant to Section 12(b) of the Exchange Act.

     8. The description of our Common Stock contained in our Registration Statement on Form 8-A which was filed with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.

     9. The description of our Common Stock contained in our Registration Statement on Form 8-A which was filed with the Commission on November 18, 1998, pursuant to Section 12(b) of the Exchange Act.

     10. All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

   To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits) you may generate such a copy by connecting to our web site at http://www.generalgrowth.com, or you can call or write General Growth Properties, Inc., 110 North Wacker, Chicago, IL 60606,
Attention: Director of Investor Relations, Telephone (312) 960-5000.

   You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                                  The Company

   We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

   We conduct our business through GGP Limited Partnership which holds substantially all of our interests in properties. We own an approximate 73% general partnership interest in GGP Limited Partnership. The remaining approximate 27% interest in GGP Limited Partnership is held by limited partners which include a partnership, the partners of which are various trusts for the benefit of the Bucksbaum family, and others who have contributed properties to us.

   As of July 31, 2001, we owned or had an ownership interest in 96 operating regional mall shopping centers in 35 states. Our regional mall shopping centers have approximately 88 million square feet of gross retail space, including anchor stores that may, in some cases, be owned by the anchor retailer, freestanding stores and mall tenant areas.

   Specifically, as of July 31, 2001, we owned:

  . 100% of 53 regional mall shopping centers, 44 of which are owned directly by GGPLP L.L.C., for which GGP Limited Partnership serves as the managing member and in which GGP Limited Partnership owns all of the common units of membership interest. A third party institutional investor owns preferred units of membership interest in GGPLP L.L.C. having a face value and liquidation preference of $175 million.

  . 51% of the common stock of GGP Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe owns 100% of two regional mall shopping centers.

  . 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe III owns 100% of eight regional mall shopping centers.

  .  50% of each of two regional mall shopping centers.

  . 50% of the common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 23 regional mall shopping centers.

  . a 50% ownership interest in GGP/Homart II L.L.C., a Delaware limited liability company that owns interests in eight regional mall shopping centers.

  .  100% of the common stock of General Growth Management, Inc.

   We are incorporated under the laws of the State of Delaware. We have qualified as a REIT for federal income tax purposes. In order to maintain such qualification, we must distribute at least 90% of our REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction), and of our after-tax net income from foreclosure property each year. Dividends on any preferred stock, including PIERS, would be included as distributions for this purpose.

   In this prospectus, references to "we," "us" or "our" include those entities which we own or control, including GGP Limited Partnership and GGPLP L.L.C., unless the context indicates otherwise.

                                Use of Proceeds

   We will receive proceeds from the sale of shares of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of shares of common stock that the Administrator purchases directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock or the prices of such shares that we will sell in connection with the Plan.

                                 Capital Stock

General

   Our authorized capital stock consists of 210,000,000 shares of Common Stock, par value $.10 per share and 5,000,000 shares of preferred stock, par value $100 per share. The following summary description of our capital stock does not purport to be complete and is qualified by reference to our Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Certificate of Designations, Preferences and Rights relating to PIERS, as amended, which was filed on June 4, 1998 on Form 8-K, the Certificate of Designations, Preferences and Rights relating to our Series A Junior Participating Preferred Stock ("Junior Participating Preferred Stock"), a form of which was filed on November 18, 1998 on Form 8-K, the Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series B ("Series B Preferred Stock"), which was filed on June 15, 2000 on Form 8-K (such Certificates of Designations, Preferences and Rights being collectively referred to as the "Certificates of Designations"), and any other certificate of designations which we will file with the Commission in connection with any other offering of preferred stock.

   As of July 31, 2001, 52,539,342 shares of Common Stock were issued and outstanding, 13,500,000 depositary shares (the "Depositary Shares"), each representing 1/40 of a PIERS, were issued and outstanding, and no shares of Junior Participating Preferred Stock or Series B Preferred Stock were issued and outstanding. In addition, as of such date, 19,572,493 units of partnership interest in GGP Limited Partnership were outstanding and held by limited partners. Our Common Stock is listed on the NYSE under the symbol "GGP" and our Depositary Shares are listed on the NYSE under the symbol "GGPPrA."

Description of Common Stock

   The holders of Common Stock exclusively possess all voting power, except as otherwise required by law or provided in the Certificates of Designations and any resolution adopted by the Board of Directors with respect to any series of capital stock subsequently established. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including elections of directors. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock (including PIERS), the holders of Common Stock are entitled to such distributions as the Board of Directors may declare from time to time from available funds and, upon liquidation, are entitled to receive their proportionate share of all assets of the REIT available for distribution.

Shareholder Rights Plan

   We have adopted a shareholder rights plan (the "Plan"), pursuant to which we declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on December 10, 1998 to the stockholders of record on that date. A Right is also attached to each subsequently issued share of Common Stock. Prior to becoming exercisable, the Rights trade together with the Common Stock. The Rights become exercisable when a person or group acquires or commences or announces a tender or exchange offer for 15% or more of the Common Stock (or, in the case of certain grandfathered stockholders described in the Plan, more than the applicable grandfathered limit described in the Plan). Each Right initially entitles the holder to purchase from us one one-thousandth of a share of Junior Participating Preferred Stock, par value $100 per share, at an exercise price of $148 per one one-thousandth of a share, subject to adjustment. In the event that a person or group acquires 15% or more of the Common Stock, each Right will entitle the holder (other than the acquirer) to purchase shares of Common Stock (or, in certain circumstances cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than acquirer) to purchase common stock of the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, our Board of Directors may exchange each Right (other than those held by the acquirer) for one share of Common Stock, subject to adjustment. If the Rights become exercisable, holders of units of partnership interest in GGP Limited Partnership, other than us, will receive the number of Rights they would have received if their units had been redeemed and the purchase price paid in Common Stock. The Rights expire on November 18, 2008, unless earlier redeemed by our Board of Directors for $.01 per Right or such expiration date is extended.

Description of PIERS and Depositary Shares

   Each owner of a Depositary Share is entitled to its proportionate share of all the rights and preferences of PIERS represented thereby. The following is a brief description of the dividend, voting, conversion, redemption and liquidation rights, preferences and privileges applicable to PIERS.

   Dividends. Dividends are cumulative and payable in arrears quarterly on or about the fifteenth day of January, April, July and October of each year in an amount per PIERS equal to the greater of (i) 7.25% of the liquidation preference per annum (equivalent to $1.8125 per annum per Depositary Share) and (ii) the cash dividends paid or payable (determined on each of the dividend payment dates for PIERS) on that number of shares of Common Stock equal to the number of shares of Common Stock (or portion thereof) into which a PIERS is convertible. Dividends will accumulate whether or not we have sufficient earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

   Liquidation Preference and Conversion Rights. PIERS have a liquidation preference of $1,000.00 per PIERS (equivalent to $25.00 per Depositary Share), plus a proportionate amount equal to accrued and unpaid dividends on PIERS (whether or not earned or declared).

   PIERS are convertible at any time, in whole or in part at the option of the holder, unless previously redeemed, into shares of Common Stock, at an initial conversion price of $39.70 per share of Common Stock (equivalent to a conversion rate of 0.6297 shares of Common Stock per Depositary Share) (the "Conversion Price"), subject to adjustment in certain circumstances.

   Redemption. Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, PIERS and the Depositary Shares are not redeemable prior to July 15, 2003. Under certain circumstances, on and after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, for such number of shares of Common Stock as are issuable at the Conversion Price (the "Stock Redemption Right") (equivalent initially to a conversion rate of 0.6297 shares of Common Stock per Depositary Share). In addition, on or after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, initially at $1,032.22 per PIERS (equivalent to $25.8055 per Depositary Share) and thereafter at prices declining to $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share) on and after July 15, 2007, plus in each case accrued and unpaid dividends, if any, to the redemption date.

   PIERS and the Depositary Shares are subject to mandatory redemption on July 15, 2008, at a price of $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to the redemption date.

   Ranking and Voting Rights. PIERS will rank senior to the Common Stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of PIERS do not generally have any voting rights, except as provided by applicable law. If dividends on PIERS are in arrears for six or more quarterly periods, holders of PIERS (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors until all dividend arrearages are eliminated.

Description of Series B Preferred Stock

   On May 25, 2000, GGPLP L.L.C. issued $175 million of 8.95% Series A Cumulative Redeemable Preferred Units of membership interest (the "Series A Preferred Units") to an institutional investor. Holders of the Series A Preferred Units are entitled to receive cumulative preferential cash distributions per Unit at a per annum rate of 8.95% of the $250 liquidation preference thereof (or $5.59375 per quarter) prior to any distributions by GGPLP L.L.C. to GGP Limited Partnership, which owns all of the common units of membership interest in GGPLP L.L.C.

   At any time on or after May 25, 2010 and subject to certain limitations, the holders of 51% of the outstanding Series A Preferred Units may elect to exchange all of the Series A Preferred Units for the number of shares of Series B Preferred Stock, par value $100 per share, equal to the quotient of
(A) the sum of the capital accounts of the holders of Series A Preferred Units divided by (B) $1,000. A holder or holders of Series A Preferred Units also may elect to exchange Series A Preferred Units for shares of Series B Preferred Stock or Common Stock, as specified in the operating agreement of GGPLP L.L.C., in the event that (i) accumulated and unpaid distributions on the Series A Preferred Units exceed a specified amount on or after May 25, 2005, (ii) GGPLP L.L.C. is or will be a "publicly traded partnership" as defined in the Internal Revenue Code of 1986, as amended, or (iii) a holder concludes that there is an imminent and substantial risk that its interest in GGPLP L.L.C. could exceed more than a specified percentage of the total capital or profits interests in GGPLP L.L.C. If a written notice of exchange has been delivered to us, then we may, at our option, within ten business days after receiving the exchange notice, elect to purchase or cause GGPLP L.L.C. to redeem all or a portion of the Series A Preferred Units (for which an exchange notice was delivered) for cash or Common Stock based upon a 20 day average of the closing price of the Common Stock.

   The shares of Series B Preferred Stock, none of which are currently issued or outstanding, rank on parity with the PIERS and rank senior to the Common Stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of Series B Preferred Stock do not generally have any voting rights, except as provided by applicable law.

Restrictions on Transfer of Capital Stock

   For us to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"):

     (a) not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year;

     (b) the capital stock must be beneficially owned (without regard to any rules of attribution of ownership) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

     (c) certain percentages of a REIT's gross income must be from particular activities.

Accordingly, the Certificate of Incorporation contains provisions, subject to certain exceptions, which limit the number of shares of capital stock that may be owned by any stockholder (the "Ownership Limit").

   The Ownership Limit provides that, subject to certain exceptions specified in the Certificate of Incorporation, no stockholder (other than Martin Bucksbaum (now deceased), Matthew Bucksbaum, their families and related trusts (collectively, the "Bucksbaums")) may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the outstanding capital stock, and was increased to 7.5% of the value of the outstanding capital stock as a result of legislation passed in 1993. Our Board of Directors is authorized to further increase the Ownership Limit to not more than 9.8%. The Certificate of Incorporation permits the Bucksbaums to exceed the Ownership Limit. Currently, the Bucksbaums exceed such limit. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with our initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of capital stock holding more than 50% of the outstanding capital stock.

   Our Board of Directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the Board of Directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

   The Certificate of Incorporation further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit ("Excess Shares"), such person (a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five (5) days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the trust. The Permitted Transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

   The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate of Incorporation. Amendments to the Certificate of Incorporation require the affirmative vote of holders owning a majority of the outstanding capital stock. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control over us without the approval of our Board of Directors.

   All certificates representing capital stock will bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the outstanding capital stock must file an affidavit with us containing the information specified in the Certificate of Incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations (the "Regulations") currently require us to send annual written statements requesting information as to the actual ownership of the capital stock from each record holder of more than 1% of our outstanding capital stock. Depending upon the number of record holders of the capital stock, the reporting threshold required by the Regulations can fall as low as 0.5%. Record holders that fail to submit a written statement in response to the request must attach to their federal income tax returns specified information regarding the actual ownership of shares of capital stock of which they are the record holder.

Delaware Anti-Takeover Statute

   We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

     (a) before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

                              Summary of the Plan

   The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:                    If you currently own shares of our common
                               stock, you can participate in the Plan by submitting a completed authorization form. You may obtain an authorization form from the Plan's Administrator, Mellon Bank, N.A. Please see Question 6 for more detailed information.

Initial Investment:            If you do not own any shares of our common
                               stock, you can participate in the Plan by making an initial investment in our common stock through the Plan with a minimum initial investment of $200. Please see Question 5 for more detailed information.

Reinvestment of Dividends:     You can reinvest your cash dividends on all or
                               a portion of your shares of our common stock.
                               You will be able to purchase additional shares of our common stock by reinvesting your cash dividends, without paying any fees or commissions. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest at least 10% of the dividends on the total shares of our common stock held in your Plan account and held in your name in our records. Please see Question 6 for more detailed information.

Optional Cash Investments:     After you are enrolled in the Plan, you can buy
                               additional shares of our common stock without paying fees. You can invest a minimum of $50 and up to a maximum of $50,000 in any one month. Under certain circumstances, we may approve a written request to waive the $50,000 per month maximum amount. Please see Question 9 for more detailed information.

Source of Shares:              The Administrator of the Plan will purchase
                               shares of our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see
                               Question 8 for more detailed information.

Purchase Price:                Under the Plan, with respect to reinvested
                               dividends and optional cash investments of $50,000 or less, the purchase price for shares of our common stock that the Administrator purchases directly from us initially will equal
                               100% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date, or if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported.
                               Please see Question 8 for more detailed
                               information.

                               With respect to optional cash investments of greater than $50,000, the purchase price for newly issued shares of our common stock that the Administrator purchases directly from us will equal 100% of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the ten consecutive trading days, ending on the date a cash dividend is paid or on the last trading day of any month in which we do not pay a cash dividend, or if no trading occurs in shares of our common stock on such trading days, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported, less any discount that may be granted by us, at our sole discretion. Please see Question 8 for more detailed information. The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such shares on the relevant investment date. Please see Question 8 for more detailed information.

Tracking Your Investment:      You will receive periodic statements of the
                               transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see
                               Question 14 for more detailed information.

Administration:                Mellon Bank, N.A. will serve as the
                               Administrator of the Plan. You should send all correspondence with the Administrator to:

                               Mellon Bank, N.A.,
                               c/o Mellon Investor Services
                               P.O. Box 3338, South Hackensack, New Jersey
                               07606-1938.


                               You may call the Administrator by dialing 1-
                               917-320-6300.
                               You may also access your account information on-line via Investor ServiceDirect(TM) at www.melloninvestor.com. Please see Question 4 for more detailed information.

                       Terms and Conditions of the Plan

   The following constitutes our Dividend Reinvestment and Stock Purchase Plan, as in effect beginning January 1, 2000. All references in this prospectus to "common stock" refer to our common stock, par value $.10 per share.

Purpose

1. What Is the Purpose of the Plan?

   The primary purpose of the Plan is to give holders of record of common stock and other interested investors a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends in shares of common stock. A secondary purpose of the Plan is to provide us with another way to raise additional capital for general corporate purposes through sales of common stock under the Plan.

Participation Options

2. What Are My Investment Options Under the Plan?

   Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

     Full Dividend Reinvestment. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least one share of common stock in your Plan account. This option also permits you to make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock.

     Partial Dividend Reinvestment. You may reinvest cash dividends paid on a specified amount of your shares of common stock to purchase additional shares of common stock if you have at least one share of common stock in your Plan account. You must elect to reinvest at least 10% of the dividends on the total shares of common stock held in your Plan account and held in your name in our records. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock.

     Optional Cash Investments Only. If you are (1) a registered holder of common stock, (2) an investor who has purchased from us at least $200 of common stock under the Plan or (3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, you may make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock. You may request, and in certain instances we will approve, a waiver from us permitting you to make optional cash investments in an amount greater than $50,000 per month. See Question 10 to learn how to request such a waiver.

Benefits and Disadvantages

3. What Are the Benefits and Disadvantages of the Plan?

 Benefits

   Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

  . There are no costs associated with the Plan that you must pay, except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan. Therefore, you will no longer need to pay brokerage commissions or service fees to purchase common stock. (Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible). The Plan Service Fees Schedule may be amended from time to time.

  . You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, your dividends and cash payments will be invested fully.

  . You will have the option of having your stock certificates held for safekeeping by the Administrator, insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

  . You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

  . You will have the flexibility of making optional cash investments of $50 to $50,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

  . At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account, subject to such fees as are set forth on the "Plan Service Fees Schedule" attached as Exhibit A.

Disadvantages

   Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

  . We may or may not offer a discount on purchases of common stock of greater than $50,000 made through optional cash investments, at our sole discretion.

  . Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

  . Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits attributable to the shares of common stock held in your Plan account). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

  . You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

  . Because the Administrator of the Plan will buy shares of common stock for your account at an average price per share (as set forth in Question
     8), the price paid for such shares on any date may be greater than the price at which shares of common stock are trading on the date or dates used to set the price of shares of common stock purchased by the Administrator under the Plan.

  . Sales of shares of common stock held in your Plan account may be delayed.

  . We will not pay interest on funds that we hold pending reinvestment or investment.

  . You may not pledge shares of common stock deposited in your Plan account unless you withdraw such shares from the Plan.

Administration

4. Who Will Administer the Plan?

   Administrator. Mellon Bank, N.A., or such other entity as we may designate, will serve as the Administrator of the Plan. Mellon Investor Services, a registered transfer agent, will provide certain administrative support to the Administrator. The Administrator (i) acts as your agent, (ii) keeps records of all Plan accounts, (iii) sends your account statements to you, (iv) buys and sells, at your direction, all shares of common stock under the Plan, and (v) performs other duties relating to the Plan. You should send all correspondence with the Administrator to:

                               Mellon Bank, N.A.
                         c/o Mellon Investor Services
                                 P.O. Box 3338
                    South Hackensack, New Jersey 07606-1938

   You may call the Administrator by dialing 1-888-395-8037. You may also access your account information on-line via Investor ServiceDirect(TM) at www.melloninvestor.com.

Participation

   For purposes of this section, we generally have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own (for example, the shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.

5. Who is Eligible to Participate in the Plan?

   You may participate in the Plan if you meet the following requirements:

     Minimum Ownership Interest. You may directly join the Plan if you are a registered owner of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you either should (1) direct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name, using the enclosed Direct Registration Transfer Instruction Form or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, using the enclosed Broker and Nominee Form.

     There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least one share of common stock in your Plan account.

     If you are an interested investor who is not yet a shareholder, you initially can purchase from us at least $200 of common stock in order to participate in the Plan. This initial purchase will enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. You may purchase shares of common stock pursuant to this paragraph in the manner set forth in Question 8.

     Non-transferability of Right to Participate. You may not transfer your right to participate in the Plan to another person.

     Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

     Exclusion from Plan for Short-term Trading. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

     Exclusion from Plan at Our Election. Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.

Enrollment

6. How do I Enroll in the Plan?

   If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.

   Enrollment. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. Enrollment is also available on-line by accessing Investor ServiceDirect(TM) as set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to join the Plan at any time.

   However, if you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you must either (1) instruct your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see "The Broker and Nominee Form" below for more information) or (2) sign and return the enclosed Authorization Form and instruct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name using the enclosed Direct Registration Transfer Instruction Form.

   If you are an interested investor who is not presently our shareholder, but you desire to participate in the Plan by making an initial purchase from us of at least $200 of common stock, you may join the Plan by signing an Authorization Form and forwarding it together with such funds, to the Administrator. You may obtain an Authorization Form at any time by writing to the Administrator at the address set forth in Question 4.

   Choosing your Investment Option. When completing the Authorization Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

  .   "Full Dividend Reinvestment"--This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. To participate in the full dividend reinvestment feature of the Plan, you must hold a minimum of one share of common stock in your Plan account. This option also permits you to make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock.

  .   "Partial Dividend Reinvestment"--This option directs the Administrator to reinvest cash dividends paid on a specified amount of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. To participate in the partial dividend reinvestment feature of the Plan, you must hold a minimum of one share of common stock in your Plan account, and you must elect to reinvest at least 10% of the dividends on at least one share of common stock in your Plan account and held in your name in our records. This option also permits you to make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock.

  .   "Optional Cash Investments Only"--This option permits you to make optional cash investments from $50 to $50,000 per month to buy additional shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan.

   You should choose your investment option by checking the appropriate box on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name, provided that you are the registered holder of at least one share of common stock. If you are not the registered holder of at least one share of common stock, the Administrator will choose the "Optional Cash Investments Only" option.

   The Administrator automatically will reinvest all cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

   Changing your Investment Option. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any such change at least three business days before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least five business days before the record date for a dividend payment in order to reinvest for such new number of shares on the next Investment Date.

   The Broker and Nominee Form. If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete a Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares are held may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your shares are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your shares are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your shares are held must have submitted a completed Authorization Form on your behalf.

   The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable record date or the optional cash investment will not be invested until the following Investment Date.

7. When Will My Participation in the Plan Begin?

   The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date immediately following its receipt of your Authorization Form, provided it receives such Authorization Form at least three business days before the record date set for the related dividend payment.

   If you choose the optional cash investments only option and wish to invest $50,000 or less in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Authorization Form and the funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the fifth business day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the fifth business day indicated above but before such Investment Date, then the Administrator will hold your funds, without interest for investment on the next Investment Date. Please see the provisions of Question 10 if you wish to invest more than $50,000.

   Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

Purchases

8. How are Shares Purchased Under the Plan?

   Initial Purchase of Common Stock. If you are an interested investor who is not yet our stockholder, then you initially may direct the Administrator to purchase for your account at least $200 worth of common stock, thus making you eligible to participate in the Plan. You should send, together with your Authorization Form, a check or money order (payable to Mellon Bank, N.A.) in an amount from $200 to $50,000 to the Administrator at the address set forth in Question 4. Alternatively, you may authorize an automatic deduction from your bank account through Investor ServiceDirect(TM) at the website address set forth in Question 4. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.

   Source of the Shares of Common Stock. The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued shares of common stock directly from us or shares of common stock on the open market or in privately negotiated transactions with third parties, or a combination of both, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock (including shares held in our treasury, if any).

   Investment Dates. When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Investment Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment or optional cash investments of $50,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day (as defined below) of any month in which we do not pay a cash dividend.

   If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $50,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be ten (10) Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth ( 1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below.

   The "Pricing Period" is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. A "trading day" is a day on which trades in common stock are reported on the New York Stock Exchange. See "Calendar of Expected Events--Optional Cash Investments of Greater than $50,000" attached as Exhibit B to this prospectus for a list of the expected Pricing Period commencement and conclusion dates.

   If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical after the applicable Investment Date.

   In the past, record dates for dividends have preceded the dividend payment dates by approximately two to four weeks. We historically have paid dividends on or about the last business day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

   We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

   Price of Shares of Common Stock. If the Administrator purchases shares of common stock directly from us, then with respect to reinvested dividends and optional cash investments of $50,000 or less, the Administrator will pay a price per share equal to 100% (subject to change) of the average of the daily high and low sales price per share of our common stock reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to seven decimal places, if necessary.

   If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments of greater than $50,000, the Administrator will pay a price per share of our common stock equal to 100% (subject to change) of the average of the daily high and low sales prices per share of our common stock reported by the New York Stock Exchange for the trading day relating to each Investment Date, or, if no trading occurs in shares of common stock on such trading day, the first trading day immediately preceding the Investment Date for which trades are reported, computed up to seven decimal places, if necessary.

   If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

   Number of Shares to be Purchased. If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (i) the dividend on all shares of common stock (including fractional shares) held in your Plan account for which you have requested dividend reinvestment and (ii) any optional cash investments to be made as of that Investment Date.

   If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

   As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the seventh decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

   Administrator's Control of Purchase Terms. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

  .  the exact timing of open market purchases;

  . the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

  .  the prices for the shares of common stock that the Administrator pays;

  .  the markets on which the Administrator makes such purchases; and

  . the persons (including brokers and dealers) from or through which the Administrator makes such purchases.

   Commingling of Funds. When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9. How Do I Make Optional Cash Investments?

   You may make optional cash investments at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common stock, (2) an investor who has purchased from us at least $200 of common stock under the Plan or (3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

   Initial Optional Cash Investments. You may make an initial optional cash investment when enrolling in the Plan by sending your properly completed Authorization Form and a check or money order (payable to Mellon Bank, N.A.) in an amount from $200 to $50,000 to the Administrator at the address set forth in Question 4 or by authorizing an automatic deduction from your bank account through Investor ServiceDirect(TM) at the website address set forth in Question 4 by the close of the fifth business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $50,000 in any month.

   Subsequent Optional Cash Investments. Once you enroll in the Plan and make an initial investment whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to Mellon Bank, N.A.) in an amount from $50 to $50,000 to the Administrator at the address set forth in Question 4 or by authorizing an automatic deduction from your bank account through Investor ServiceDirect(TM) at the website address set forth in Question 4 by the close of the fifth business day preceding an Investment Date.

   If you are a beneficial owner of common stock, you (through your broker, bank or other nominee) must make all optional cash investments through the use of a Broker and Nominee Form. See Question 6.

   The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the fifth business day before an Investment Date and before the next Investment Date. The Administrator will invest such held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, then the Administrator will return such funds to you, without interest.

   Minimum and Maximum Limits. For any Investment Date that you choose to make an optional cash investment, you must invest at least $50 but not more than $50,000. You may invest an amount greater than $50,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

   Items to Remember When Making Optional Cash Investments. When making your optional cash investment you should consider the following:

  . All optional cash investments must equal at least $50 but not more than $50,000 per month;

  .  You do not have to make an optional cash payment in any month;

  .  You do not have to send the same amount of cash payment each month;

  .  You must make all optional cash investments in United States dollars;
     and

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

  . You must send optional cash investments in the form of a check or money order payable to Mellon Bank, N.A. Do not send cash.

   Refunds of Uninvested Optional Cash Investments. To obtain a refund of optional cash investments which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than five business days prior to the Investment Date in order to refund your money for such Investment Date.

   Interest on Optional Cash Investments. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the fifth business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10. How Do I Make an Optional Cash Investment Over the Maximum Monthly Amount?

   If you wish to make an optional cash investment in excess of $50,000 for any Investment Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should obtain a Request for Waiver Form by contacting the Administrator at 1-917-320-6300. Completed Request for Waiver Forms should be sent to the Administrator via facsimile at 1-917-320-6312 no later than two (2) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator your optional cash investment of greater than $50,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Please see Question 9 for other provisions relating to optional cash investments.

   We have the sole discretion to approve any request to make an optional cash investment in excess of the $50,000 maximum allowable amount. We may grant such requests for waiver in order of receipt by the Administrator, or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

  . whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

  .  our need for additional funds;

  . our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

  .  the purchase price likely to apply to any sale of common stock;

  .  the extent and nature of your prior participation in the Plan;

  .  the number of shares of common stock you hold of record; and

  . the total amount of optional cash investments in excess of $50,000 for which requests for waiver have been submitted.

   If you do not receive a response from the Administrator in connection with your request for waiver, you should assume that we have denied your request.

   Minimum Waiver Price. We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount at least three business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

   We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

   In addition, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $50,000) for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10) (or 20%) of such optional cash investment to you without interest.

   The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact the Administrator on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events-Optional Cash Investments of Greater than $50,000" attached as Exhibit B to this prospectus) at 1-917-320-6300 to learn whether we have set a Minimum Waiver Price for that Pricing Period.

   Waiver Discount. We may, at our sole discretion, grant a discount on the purchase of shares of common stock under the Plan to any person who purchases in excess of $50,000 of common stock in one month pursuant to an approved request for waiver. Such discount may be between 0% and 3%, inclusive, of the market price of the common stock. We do not presently intend to offer such a discount and we cannot guarantee that we ever will do so.

   Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact the Administrator on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events--Optional Cash Investments of Greater than $50,000" attached as Exhibit B attached to this prospectus) at 1-917-320-6300 to learn whether we have set a Waiver Discount for that Pricing Period.

11. What If I Have More than One Account?

   For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

   For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

12. Will I Receive Certificates For Shares Purchased?

   Safekeeping of Certificates. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.

   You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

   You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

   To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by Federal Express or a courier providing equivalent tracking process services, at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

   Issuance of Certificates. Upon your request to the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account. If and when the Plan terminates or your account terminates, the Administrator will convert to cash any fractional shares held in your account at the time of termination, at the then current market price of the common stock.

   Effect of Requesting Certificates in Your Name. If you request a certificate for whole shares of common stock held in your account either of the following may occur:

  . If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name; and

  . If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on such shares registered in your name.

   Transfer Restrictions. You may not pledge, sell or otherwise transfer shares of common stock credited to your Plan account. If you wish to pledge, sell or transfer such shares, you must first request that we either issue and transmit a stock certificate for such shares in your name or issue and electronically transfer such shares in your name.

Sale of Shares

13. How Do I Sell Shares?

   Sale of Shares Held in Your Account. You may request at any time that the Administrator sell all or any part of the shares of common stock held in your Plan account. After receipt of your request, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges (as set forth on the attached Exhibit A) and any taxes. The Administrator must receive your instructions at least 48 hours prior to the sale. Upon request, the Administrator will sell shares at least once per week at then current market prices through one or more brokerage firms.

   If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you maintain the one share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

   Costs of Selling Shares. The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

   Sale of Fractional Shares Held in Your Account. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your account.

   Termination of Your Account Upon Sale of All Shares. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to rejoin the Plan.

Reports

14. How Will I Keep Track of My Investments?

   Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

  .  total cash dividends received;

  .  total optional cash investments received;

  . total number of shares of common stock purchased (including fractional shares);

  .  price paid per share of common stock;

  .  date of stock purchases; and

  .  total number of shares of common stock in your Plan account.

   You should retain these statements to determine the tax cost basis of the shares purchased for your account under Plan.

Withdrawal

15. How Would I Withdraw from Participation in the Plan?

   How to Withdraw from the Plan. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide notice instructing the Administrator to terminate your account. The Administrator must receive such notice before the close of business on the record date for any dividend payment in order to terminate your account prior to such dividend payment date.

   Costs of Withdrawing from the Plan. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

   Issuance of Stock Certificates upon Withdrawal from Plan. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the Plan.

   Selling Shares upon Withdrawal from Plan. As an alternative to receiving stock certificates, upon termination of your Plan account you may request that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue to you certificates for the remaining shares. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes.

   Rejoining the Plan after Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

Taxes

16. What are Some of the Tax Consequences of My Participation in the Plan?

   The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

   Reinvestment of Dividends Paid on Shares of Common Stock. With respect to shares of common stock that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution (with respect to common stock) equal to the fair market value on the Investment Date of the common stock credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of shares of common stock under the Plan), even though you will not receive such distribution in cash. With respect to shares of common stock that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for such shares of common stock, plus your pro rata portion of any brokerage and related costs incurred by us or the Administrator to purchase such shares. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount distributed by us exceeds our current and accumulated earnings and profits, the distribution will next be treated as a return of capital to you to the extent of your basis in your shares of common stock, with any excess being taxable to you as gain from the sale of shares of common stock. If you are a corporation, then the distributions that you receive from us which are taxable as dividends will not be eligible for the dividends received deduction.

   All costs of administering the Plan, except for costs related to your voluntary selling of shares of common stock and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, since the private letter ruling was not issued to us, the Internal Revenue Service is not bound by the private letter ruling's conclusions. Thus, it is possible that the Internal Revenue Service might view your share of such costs as constituting a taxable distribution to you (and/or a distribution which reduces the basis in your shares of common stock). For this or other reasons, we may in the future take a different position with respect to such costs.

   Your tax basis in the shares of common stock acquired for your Plan account generally will equal the total amount of dividends you are treated as receiving (as described above). Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

   Optional Cash Investments. If you make an optional cash investment in the Plan (whether under the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option, or the Optional Cash Investments Only option), you will not be treated for federal income tax purposes as having received income by virtue of the purchase of shares of common stock with the optional cash investment. However, if you make an optional cash investment in the Plan, you will be treated as receiving a cash dividend equal to a pro rata share of any brokerage commissions or other related charges that we or the Administrator pay in connection with the Administrator's purchase of shares of common stock on your behalf on the open market. Such dividends would be taxable income or gain or may reduce basis in shares of common stock (or some combination thereof) under the rules described above under "Reinvestment of Dividends Paid on Shares of Common Stock. "

   Your tax basis in the shares of common stock acquired through an optional cash investment under the Plan generally will equal the amount of your optional cash investment plus, if applicable, any deemed dividends on account of your pro rata portion of any brokerage commissions or other related charges incurred by us or the Administrator to purchase such shares on the open market. Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

   Backup Withholding and Administrative Expenses. We or the Administrator may be required to deduct as "backup withholding" thirty-one percent (31%) of the dividends that we pay to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from the proceeds of sales of shares of common stock held in your Plan account. You will be subject to backup withholding if:

  . you fail to properly furnish us and the Administrator with your correct tax identification number, or "TIN;"

  . the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

  . the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

  . when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

   Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will be creditable against your income tax liability.

   Disposition. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether such shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

   Exceeding the Ownership Limit Set Forth in our Certificate of Incorporation. For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (the "Closely-Held Requirement"), and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (the "100 Shareholder Requirement"). Because we expect to continue to qualify as a real estate investment trust, our Certificate of Incorporation contains an ownership restriction (the "Ownership Limit"), which is intended to help ensure compliance with these requirements, that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 7.5% of the value of our outstanding capital stock. Our Board of Directors is authorized to further increase the Ownership Limit to not more than 9.8%. The Certificate of Incorporation permits the Bucksbaums to exceed the Ownership Limit. Currently, the Bucksbaums exceed such limit. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with our initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of capital stock holding more than 50% of the outstanding capital stock.

   Our Board of Directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the Board of Directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

   The Certificate of Incorporation further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit ("Excess Shares"), such person (a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five (5) days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the trust. The Permitted Transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

   The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate of Incorporation. Amendments to the Certificate of Incorporation require the affirmative vote of holders owning a majority of the outstanding capital stock. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control over us without the approval of our Board of Directors.

   All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the outstanding capital stock must file an affidavit with us containing the information specified in the Certificate of Incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations (the "Regulations") currently require us to send annual written statements requesting information as to the actual ownership of the capital stock from each record holder of more than 1% of our outstanding capital stock. Depending upon the number of record holders of the capital stock, the reporting threshold required by the Regulations can fall as low as 0.5%. Record holders that fail to submit a written statement in response to the request must attach to their federal income tax returns specified information regarding the actual ownership of shares of capital stock of which they are the record holder.

Other Provisions

17. How Can I Vote My Shares?

   We will send you proxy materials for any meeting of stockholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of stockholders.

18. What Are the Costs of the Plan?

   We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will be responsible for any fees payable in connection with your sale of shares or voluntary withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

19. What Are Your and the Administrators Respective Responsibilities?

   We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.

   We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or shareholders shall have any personal liability under the Plan.

20. How Will A Stock Split or A Rights Offering Affect My Plan Account?

   Effect of A Stock Split. We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional shares of common stock. In order for the Administrator to calculate the number of shares to be added to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

   Effect of A Rights Offering. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of shares of common stock, we will transfer the rights attributable to whole shares of common stock held in your Plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional shares of common stock and will treat the proceeds as optional cash payments on the next Investment Date. In order for the Administrator to calculate the rights allocable to each Plan account the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

21. Can I Pledge My Shares Under the Plan?

   You may not pledge any shares of common stock credited to your Plan account. Any such pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw such shares from the Plan. See Question 13 to learn how to sell your shares under the Plan.

22. How Can I Transfer My Shares?

   You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares.

   You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

23. Can the Plan be Amended, Modified, Suspended or Terminated?

   Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

24. What Happens if You Terminate the Plan?

   If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

25. Are There any Risks Associated with the Plan?

   Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan. Prospective Plan participants should carefully consider, among other factors, the matters described under "Risk Factors" beginning on page 32.

26. How Will You Interpret and Regulate the Plan?

   We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.

27. What Law Governs the Plan?

   The laws of the State of Delaware will govern the terms, conditions and operation of the Plan.

28. Where Will Notices be Sent?

   The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                             Plan of Distribution

   Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. Such shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange.

   Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things, (i) whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties; (ii) our need for additional funds; (iii) our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds; (iv) the purchase price likely to apply to any sale of common stock; (v) the extent and nature of your prior participation in the Plan; (vi) the number of shares of common stock you hold of record; and (vii) the total amount of optional cash investments in excess of $50,000 for which requests for waiver have been submitted. We may sell shares of common stock through the Plan to persons who, in connection with the resale of such shares, may be considered underwriters. We will not give any such person any rights or privileges other than those that such person would be entitled to as a participant under the Plan. We will not enter into any agreement with any such person regarding such person's purchase, resale or distribution of shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

   Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                 Risk Factors

   Prospective Plan participants should carefully consider, among other factors, the matters described below.

The value and income of real estate investments fluctuate due to various factors including those described below.

 The value of real estate investments fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.

   An enclosed mall shopping center's revenues and value may be adversely affected by a number of factors, including:

  .  the national and regional economic climates;

  .  local real estate conditions, such as an oversupply of retail space;

  . perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; and

  . convenience and quality of competing shopping centers and other retailing options such as the Internet.

In addition, other factors may adversely affect an enclosed mall shopping center's value without necessarily affecting its current revenues, including:

  .  changes in governmental regulations, zoning or tax laws;

  .  potential environmental or other legal liabilities;

  .  availability of financing; and

  .  changes in interest rate levels.

 We depend on leasing space to tenants on economically favorable terms and collecting rent from our tenants, who may not be able to pay.

   Our results of operations will depend on our ability to continue to lease space in our properties on economically favorable terms. In addition, as substantially all of our income is derived from rentals of real property, our income and cash available for distribution to our stockholders would be adversely affected if a significant number of our lessees were unable to meet their obligations to us. If the sales of stores operating in our centers decline sufficiently, tenants might be unable to pay their existing minimum rents or expense recovery charges, since these rents and charges would represent a higher percentage of their sales. In addition, if our tenants' sales decline, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. If there is a recession, these risks would increase.

 Bankruptcy of tenants may decrease our revenues and available cash.

   A number of companies in the retail industry, including some of our tenants, have declared bankruptcy in recent years. The bankruptcy or insolvency of a major tenant, particularly an anchor tenant, may have a material adverse effect on the enclosed mall shopping centers affected and the income produced by these properties and may make it substantially more difficult to lease the remainder of the affected enclosed mall shopping centers. Our leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of cash available for distribution to our stockholders.

 It may be difficult to buy and sell real estate quickly, and transfer restrictions apply to some of our mortgaged properties.

   Equity real estate investments are relatively illiquid, and this characteristic tends to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available for distribution to our stockholders would be adversely affected. A significant portion of our properties are mortgaged to secure payment of indebtedness, and if we were unable to meet our mortgage payments, we could lose money as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for us to dispose of one or more of the mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of cash available for distribution to our stockholders. If persons selling properties to us wish to defer the payment of taxes on the sales proceeds, we are likely to pay them in units of limited partnership interest in GGP Limited Partnership, which we call the "Operating Partnership". In transactions of this kind, we may also agree, subject to certain exceptions, not to sell the acquired properties for significant periods of time.

We may acquire or develop new properties, and this may create risks.

   We intend to continue to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will incur various risks, including:

  . the risk that we may abandon development or expansion opportunities that we explore;

  . the risk that construction costs of a project may exceed original estimates or available financing, possibly making the project unprofitable;

  . the risk that we may not be able to refinance construction loans, which generally have full recourse to us;

     . the risk that occupancy rates and rents at a completed project will not meet projections, and will therefore be insufficient to make the project profitable; and

     . the need for anchor, mortgage lender and property partner approvals, if applicable, for expansion activities.

   . If a development project is unsuccessful, our loss could exceed our investment in the project.

   We have experienced rapid growth in recent years, increasing our total consolidated assets from approximately $1,758 million at December 31, 1996 to approximately $5,370 million at June 30, 2001. We may continue this rapid growth for the foreseeable future by acquiring or developing properties when we believe that market circumstances and investment opportunities are attractive. We may not, however, be able to manage our growth effectively or to maintain a similar rate of growth in the future, and the failure to do so may have a material adverse effect on our financial condition and results of operations.

   If we borrow funds or assume indebtedness to acquire or develop properties, the Operating Partnership's indebtedness as a percentage of GGP's asset value or market capitalization might increase. If this happens, the increased leverage may impair our ability to take actions that would otherwise be in the best interests of GGP and our security holders. If our indebtedness increases significantly, the Operating Partnership might not be able to make required principal and interest payments with respect to indebtedness. See also "--Our organizational and financial structure gives rise to operational and financial risks, including those described below--We have substantial indebtedness, and this indebtedness may increase" for further information about our leverage.

We may incur costs to comply with environmental laws.

   Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or some renovations or remodeling and also govern emissions of and.exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership, operation and management of our properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.

   Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental condition. However, the identification of new areas of contamination, a change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements could result in significant costs to us. See "Business-- Environmental Matters" in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference, for more information about environmental conditions at our properties.

We are in a competitive business.

   There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. In addition, retailers at our properties face continued competition from discount shopping centers, outlet malls, wholesale and discount shopping clubs, direct mail, telemarketing, television shopping networks and, most recently, shopping via the Internet. Competition of this type could adversely affect our revenues and cash available for distribution to stockholders.

   We compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include other real estate investment trusts, or REITs, investment banking firms and private institutional investors. This competition has increased prices for commercial properties and may impair our ability to make suitable property acquisitions on favorable terms in the future. See "Business--Competition" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference, for more information about competition in our markets.

We may not be able to obtain capital to make investments.

   We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Internal Revenue Code for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its stockholders. Our access to debt or equity financing depends on banks' willingness to lend to us and on conditions in the capital markets in general. We and other companies in the real estate industry have experienced less favorable terms for bank loans and capital markets financing from time to time. Although we believe, based on current market conditions, that we will be able to finance any investments we wish to make in the foreseeable future, financing might not be available on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources of the Company" in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, and the Notes to the Consolidated Financial Statements in the same reports, which are incorporated by reference, for information about our available sources of funds.

Some of our potential losses may not be covered by insurance.

   We carry comprehensive liability, fire, flood, earthquake, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Our organizational and financial structure gives rise to operational and financial risks, including those described below.

 We have substantial indebtedness, and this indebtedness may increase.

   As of June 30, 2001, we had aggregate indebtedness outstanding of approximately $3,442 million, approximately $3,029.5 million of which was secured by our properties. A majority of the secured indebtedness was non-recourse to GGP, while approximately $412.5 million of our aggregate indebtedness was unsecured, recourse indebtedness of the Operating Partnership and consolidated subsidiaries. We anticipate incurring substantial additional indebtedness to finance acquisitions or for other corporate purposes.

 We share control of some of our properties with other investors and may have conflicts of interest with those investors.

   We own partial interests ranging from approximately 16 2/3% to 51% in 43 shopping centers. We generally make all operating decisions for these shopping centers, but we are required to make some major decisions jointly with the other investors who have interests in the relevant property or properties. For example, the consent of each of the other relevant investors could be required with respect to refinancing, encumbering, expanding or selling any of these properties. We might not have the same interests as the other investors in relation to these transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducement to the other investors to obtain a favorable resolution.

   In addition, various restrictive provisions and rights apply to sales or transfers of interests in our jointly owned properties. These may work to our disadvantage because, among other things, we might be required to make decisions about buying or selling interests in a property or properties at a time that is disadvantageous to us.

 Bankruptcy of joint venture partners could impose delays and costs on us with respect to the jointly owned shopping centers.

   The bankruptcy of one of the other investors in any of our jointly owned shopping centers could materially adversely affect the relevant property or properties. Under the bankruptcy laws, we would be precluded by the automatic stay from taking some actions affecting the estate of the other investor without prior approval of the bankruptcy court, which would, in most cases, entail prior notice to other parties and a hearing in the bankruptcy court. At a minimum, the requirement to obtain court approval may delay the actions we want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other investors might result in our ultimate liability for a greater portion of those obligations than we would otherwise bear.

 We depend on our direct and indirect subsidiaries' dividends and distributions. These subsidiaries' creditors and preferred security holders are entitled to payment of amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.

   Substantially all of our assets consist of our general partnership interest in the Operating Partnership. The Operating Partnership holds substantially all of its properties and assets through subsidiaries, including subsidiary partnerships, limited liability companies (such as GGPLP L.L.C.) and corporations that have elected to be taxed as real estate investment trusts. The Operating Partnership therefore derives substantially all of its revenue from cash distributions to it by its subsidiaries, and we in turn derive substantially all of our revenue from cash distributions to us by the Operating Partnership. The creditors and preferred security holders, if any, of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary's obligations to them, when due and payable, before that subsidiary may make distributions to us. Thus, the Operating Partnership's ability to make distributions to its partners, including us, depends on its subsidiaries' ability first to satisfy their obligations to their creditors and preferred security holders, if any, and then to make distributions to the Operating Partnership. Similarly, our ability to pay dividends to holders of common stock depends on the Operating Partnership's ability first to satisfy its obligations to its creditors and preferred security holders, if any, and then to make distributions to us.

   In addition, we will have the right to participate in any distribution of the assets of any of our direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied. Our common stockholders, in turn, will have the right to participate in any distribution of our assets upon the liquidation, reorganization or insolvency of GGP only after the claims of our creditors, including trade creditors, and preferred security holders are satisfied.

 We might fail to qualify or remain qualified as a REIT.

   Although we believe that we will remain structured and will continue to operate so as to qualify as a real estate investment trust for federal income tax purposes, we might not continue to be so qualified. Qualification as a REIT for federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, for which there are only limited judicial or administrative interpretations. Therefore, the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

   If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income and federal income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to stockholders would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that we currently intend to operate in a manner designed to allow us to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interest and the best interest of our stockholders to revoke the REIT election.

 Our charter documents and stockholder rights plan and applicable law may hinder any attempt to acquire us.

   Generally, for GGP to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of capital stock of GGP may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of GGP's taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under GGP's Second Amended and Restated Certificate of Incorporation, as amended, no person other than Martin Bucksbaum, Matthew Bucksbaum, their families and related trusts may own more than 7.5% of the value of the outstanding capital stock. See "Capital Stock -- Description of Common Stock -- Restrictions on Transfer" in this prospectus for more information about these ownership restrictions. These restrictions on transferability and ownership may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of the stockholders.

   GGP's Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of GGP, even though a tender offer or change in control might be in the best interest of our stockholders. GGP's charter authorizes the Board Directors:

  . to cause GGP to issue additional authorized but unissued shares of common stock or preferred stock;

  . to classify or reclassify, in one or more series, any unissued preferred stock; and

  . to set the preferences, rights and other terms of any classified or reclassified stock that GGP issues.

The Board of Directors could establish a series of preferred stock whose terms could delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders.

   GGP has a shareholder rights plan, which may delay, deter or prevent a change in control of GGP unless the acquiror negotiates with the Board of Directors of GGP and the Board approves the transaction. See "Capital Stock-- Shareholder Rights Plan" in this prospectus for more information about the stockholder rights plan. GGP's charter and bylaws contain other provisions that may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interest of the stockholders.

   GGP is a Delaware corporation, and Section 203 of the Delaware General Corporation Law applies to GGP. In general, Section 203 prevents an "interested stockholder", as defined in the next sentence, from engaging in a "business combination", as defined in the statute, with GGP for three years following the date that person becomes an interested stockholder unless:

  . before that person became an interested stockholder, the Board of Directors of GGP approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of GGP's voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of GGP and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  . following the transaction in which that person became an interested stockholder, the business combination is approved by GGP's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of GGP's outstanding voting stock not owned by the interested stockholder.

The statute defines "interested stockholder" to mean generally any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date of determination. The provisions of this statute may delay, deter or prevent a change in control of GGP or other transaction that might involve a premium price or otherwise be in the best interests of stockholders. See "Capital Stock--Delaware Anti-Takeover Statute" in this prospectus for more information about this statute.

The market for our common stock gives rise to various risks, including those described below.

 We have many shares of common stock available for future sale, which could hurt the market price of our common stock.

   As of July 31, 2001, 19,572,493 shares of common stock were reserved for issuance upon redemption of units of the Operating Partnership. In addition, we have reserved a number of shares of common stock for issuance under our employee benefit plans, and these shares will be available for sale from time to time. We have granted options to purchase additional shares of common stock to some of our executive officers and employees. We also have reserved 8,500,950 shares of common stock for issuance upon conversion or redemption of our outstanding preferred securities. We cannot predict the effect that future sales of shares of common stock, or the perception that sales of common stock could occur, will have on the market prices of our equity securities.

 Changes in market conditions could hurt the market price of our common stock.

   The value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

  .  the extent of institutional investor interest in GGP;

  . the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

  .  our financial condition and performance; and

  .  general financial market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.

 Increases in market interest rates may hurt the market price of our common stock.

   We believe that investors consider the distribution rate on REIT stocks, expressed as a percentage of the price of the stocks, relative to market interest rates as an important factor in deciding whether to buy or sell the stocks. If market interest rates go up, prospective purchasers of REIT stocks may expect a higher distribution rate. Higher interest rates would not, however, result in more funds being available for us to distribute and, in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

                                 Legal Matters

   The validity of the Common Stock offered hereby and certain federal income tax matters will be passed upon for us by Neal, Gerber & Eisenberg of Chicago, Illinois. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, is our Secretary.

                                    Experts

   The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                       EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE
                            (effective January 2000)

Enrollment Fee for New Investors                                      No Charge
Initial Purchase of Shares                                            No Charge
Sales of Shares (partial or full)
  Transaction Fee                                   $15.00 per sale transaction
  Trading Fee                                                   $0.12 per share
Reinvestment of Dividends                                             No Charge
Optional Cash Purchases via Check or Automatic
 Investment                                                           No Charge
Gift or Transfer of Shares                                            No Charge
Safekeeping of Stock Certificates                                     No Charge
Certificate Issuance                                                  No Charge
Returned Checks for Insufficient Funds or Rejected
 Automatic Withdrawals                                          $25.00 per item
Duplicate Statements
  Current year                                                        No Charge
  Prior year(s)                                       $20.00 per year requested

   The Administrator will deduct the applicable fees from the proceeds from a sale.

   The Company reserves the right to amend or modify this Plan Service Fee Schedule at anytime.

                                                                       EXHIBIT B

                         CALENDAR OF EXPECTED EVENTS --
               OPTIONAL CASH INVESTMENTS OF GREATER THAN $50,000

  Minimum Waiver
   Price/Waiver           Optional         Pricing Period
   Discount Set       Cash Investment       Commencement       Pricing Period
     Date(1)             Due Date(2)           Date(3)        Conclusion Date
------------------    ---------------      --------------     ---------------
August 15, 2001      August 17, 2001     August 20, 2001     August 31, 2001
September 12, 2001   September 14, 2001  September 17, 2001  September 28, 2001
October 15, 2001(4)  October 17, 2001(4) October 18, 2001(4) October 31, 2001(4)
November 13, 2001    November 15, 2001   November 16, 2001   November 30, 2001
December 12, 2001    December 14, 2001   December 17, 2001   December 31, 2001
January 15, 2002(4)  January 17, 2002(4) January 18, 2002(4) January 31, 2002(4)
February 12, 2002    February 14, 2002   February 15, 2002   February 28, 2002
March 13, 2002       March 15, 2002      March 18, 2002      March 29, 2002
April 12, 2002(4)    April 16, 2002(4)   April 17, 2002(4)   April 30, 2002(4)
May 14, 2002         May 16, 2002        May 17, 2002        May 31, 2002
June 12, 2002        June 14, 2002       June 17, 2002       June 28, 2002
July 15, 2002(4)     July 17, 2002(4)    July 18, 2002(4)    July 31, 2002(4)
August 14, 2002      August 16, 2002     August 19, 2002     August 30, 2002
September 12, 2002   September 16, 2002  September 17, 2002  September 30, 2002
October 15, 2002(4)  October 17, 2002(4) October 18, 2002(4) October 31, 2002(4)
November 12, 2002    November 14, 2002   November 15, 2002   November 29, 2002
December 12, 2002    December 16, 2002   December 17, 2002   December 31, 2002
January 15, 2003(4)  January 17, 2003(4) January 20, 2003(4) January 31, 2003(4)
February 12, 2003    February 14, 2003   February 17, 2003   February 28, 2003
March 13, 2003       March 17, 2003      March 18, 2003      March 31, 2003
April 14, 2003(4)    April 16, 2003(4)   April 17, 2003(4)   April 30, 2003
May 13, 2003         May 15, 2003        May 16, 2003        May 30, 2003
June 12, 2003        June 16, 2003       June 17, 2003       June 30, 2003
July 15, 2003(4)     July 17, 2003(4)    July 18, 2003(4)    July 31, 2003(4)
August 13, 2003      August 15, 2003     August 18, 2003     August 29, 2003

--------
(1) The Minimum Waiver Price, if any, will be established three business days prior to the first day of the Pricing Period. The Minimum Waiver Price and Waiver Discount only apply to purchases made pursuant to an approved Request for Waiver.
(2) Optional cash investments of greater than $50,000 made pursuant to an approved Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.
(3) The Pricing Period relating to optional cash investments of greater than $50,000 made pursuant to an approved Request for Waiver will be the ten consecutive trading days ending on either (a) the dividend payment date during any month in which we pay a cash dividend or (b) the last trading day of any month in which we do not pay a cash dividend.
(4) Based upon our historical dividend payment dates, we may pay dividends in this month. If our board of directors declares such dividend payments for this month, then the Pricing Period Conclusion Date will be the dividend payment date in this month, and the Minimum Waiver Price, Optional Cash Investment Due Date and Pricing Period Commencement Date will be adjusted accordingly.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

 5.1  Opinion of Neal, Gerber & Eisenberg, counsel for the Company.++

 8.1  Tax Opinion of Neal, Gerber & Eisenberg, counsel for the Company.++

 23.1 Consent of PricewaterhouseCoopers LLP.*

      Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and Exhibit
 23.2 8.1).++

      Powers of Attorney of certain officers and directors of the Company
 24.1 (included on signature page).++

 99.1 Form of Authorization Form.++

 99.2 Form of Request for Waiver Form.++

 99.3 Form of Broker and Nominee Form.++

 99.4 Form of Direct Registration Transfer Instruction Form.++

--------
* Filed herewith.
++ Previously filed.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 23, 2001.

                                                 General Growth Properties, Inc.
                                                   (Registrant)


                                                           /s/ John Bucksbaum
                                                 By: _______________________________________
                                                               John Bucksbaum
                                                           Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on August 23, 2001, by the following persons in the capacities indicated:

                        Signature                             Title
                        ---------                             -----
               /s/ Matthew Bucksbaum*               Chairman of the Board
       ___________________________________________
                    Matthew Bucksbaum

                 /s/ John Bucksbaum                 Chief Executive Officer
       ___________________________________________   and Director (Principal
                     John Bucksbaum                  Executive Officer)

                /s/ Robert Michaels*                President and Director
       ___________________________________________
                     Robert Michaels

                /s/ Bernard Freibaum*               Executive Vice President
       ___________________________________________   and Chief Financial
                    Bernard Freibaum                 Officer (Principal
                                                     Financial and Accounting
                                                     Officer)

                 /s/ Anthony Downs*                 Director
       ___________________________________________
                      Anthony Downs

                  /s/ Morris Mark*                  Director
       ___________________________________________
                       Morris Mark

                  /s/ Beth Stewart*                 Director
       ___________________________________________
                      Beth Stewart

                   /s/ Alan Cohen                   Director
       ___________________________________________
                       Alan Cohen

                 /s/ John Bucksbaum
       *By: ______________________________________
                     John Bucksbaum
                    Attorney-in-Fact

                                      II-2